March 21, 2011

Anand Dhanik
1249 N Ogden Dr
Los Angeles, CA
90046
516-604-4666

Dear Anand Dhanik,

Re: Offer of Employment

We are pleased to advise that upon careful consideration, engage:BDR has chosen to extend an offer of employment to you for the position of Campaign Manager commencing as soon as possible. This is a permanent, full-time position. Your rate of pay will be $36,000 per year. You will be paid biweekly.

In addition to your salary, you will be entitled to the following:

1. Bonuses payable in accordance with the employer's bonus system. TBD
2. Benefits provided in accordance with the employer's benefit plan.
    a. 50% of your medical insurance premium paid by Company

To ensure that a high level of integrity is maintained, a precondition for employment is: please send three professional references. Please sign and return the offer letter as soon as possible.

If you have any questions or concerns, please do not hesitate to contact me at 310-954-0751 x 709.

Yours truly,


Ted Dhanik
VP Business Development

Ted Dhanik
VP Business Development

Anand Dhanik

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